Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Six-Facility Self Storage Portfolio in the Greater Houston Area and College Station

HOUSTON – (Oct. 16, 2018) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today the acquisition of a six-property self storage portfolio primarily in the Greater Houston area and College Station. The portfolio includes approximately 3,600 storage units and recreational vehicle spaces.

“The properties are very well located in high barrier-to-entry markets around the Houston area” said Wayne Johnson, chief investment officer. “These facilities have maintained high occupancy and will be a strong addition to Strategic Storage Trust IV’s rapidly growing portfolio.”

Constructed between 2002 and 2007 on approximately 28.6 acres of land, the portfolio comprises approximately 483,000 net rentable square feet and includes 3,400 units and 200 RV spaces. The facilities offer a number of amenities, including drive-up units, interior climate-controlled and non-climate-controlled units, enclosed RV parking, covered RV parking and open RV parking.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 13 properties comprising approximately 7,900 self storage units and 965,000 net rentable square feet of storage space, as well as one vacant lot of land for development.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.7 billion of real estate assets under management, including 124 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 78,500 units and 9.1 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets.

SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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